Exhibit 5.1

May 4, 2006

SGS International, Inc.

626 West Main Street, Suite 500

Louisville, KY 40202

Southern Graphic Systems, Inc.

626 West Main Street, Suite 500

Louisville, KY 40202

Project Dove Holdco, Inc.

626 West Main Street, Suite 500

Louisville, KY 40202

Re:	Form S-4 Registration Statement

Gentlemen and Ladies:

We have acted as counsel to SGS International, Inc., a Delaware corporation (the “Issuer”), Southern Graphic Systems, Inc., a Kentucky corporation (“SGS”), and Project Dove Holdco, Inc., a Delaware corporation (“Project Dove” and, together with SGS, the “Guarantors”), in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof. Upon the effectiveness of and pursuant to the Registration Statement, the Issuer proposes to offer to exchange up to $200,000,000 aggregate principal amount of the Issuer’s 12% Senior Subordinated Notes due 2013 (the “Exchange Notes”)and the guarantees thereof by the Guarantors (the “New Guarantees”) for an equal aggregate principal amount of the Issuer’s outstanding unregistered 12% Senior Subordinated Notes due 2013 (the “Old

Notes”) and the guarantees thereof by the Guarantors (the “Old Guarantees”). The Exchange Notes are to be issued pursuant to the terms of the Indenture, dated as of December 30, 2005, among the Issuer, SGS and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Supplemental Indenture dated as of April 25, 2006, by and among the Issuer, the Guarantors and the Trustee (the “Supplemental Indenture”), (as so supplemented, the “Indenture”), which Indenture and Supplemental Indenture are filed as Exhibits 4.3 and 4.6, respectively, to the Registration Statement.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction of such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion letter. In our examination, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Issuer and the Guarantors), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Issuer and the Guarantors.

In rendering the opinions expressed below, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee, (b) the Registration Statement will have been declared effective by the Commission, (c) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (d) the Exchange Notes have been duly authorized by the Issuer, (e) the New Guarantees have been duly authorized by the Guarantors, and (f) the Old Notes have been, and the Exchange Notes will have been, duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the Exchange Notes.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Issuer in exchange for the Old Notes in the manner contemplated by the prospectus included in the Registration Statement, then, the Exchange Notes and New Guarantees will constitute valid and binding obligations of the Issuer and Guarantors, as applicable, enforceable against the Issuer and Guarantors in accordance with the terms of the Exchange Notes and the Indenture, as applicable.

The opinions rendered above are subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally or debtors’ obligations generally, principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the United States and the State of New York that, in our experience, are applicable to transactions of the type contemplated by the Exchange Offer, and we express no opinion with respect to the applicability or effect of the laws of any other jurisdiction. Insofar as the opinions expressed herein relate to or depend upon matters governed by the laws of the State of Kentucky, we have assumed, with your permission, that the laws of the State of Kentucky are identical to the laws of the State of New York.

The opinions expressed herein are rendered to the Issuer and the Guarantors in connection with the filing of the Registration Statement and for no other purpose. The opinions expressed herein may not be used or relied on by any other person, and neither this letter nor any copies thereof may be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DECHERT LLP